UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	95-3814301
(State of incorporation or organization)	(IRS Employer Identification No.)

3790 Via de la Valle, Suite 311 Del Mar, California	92014
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:

                (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of Class)

Amendment No. 1 to Form 8-A

Introductory Note

This amended registration statement on Form 8-A/A amends and restates that certain registration statement on Form 8-A filed by REMEC, Inc. (the “Registrant”) on December 13, 1995. This Form 8-A/A is being filed in connection with a reclassification of the common stock of the Registrant (the “Reclassification”) pursuant to that certain Certificate of Amendment of Restated Articles of Incorporation dated May 20, 2005.

Effective upon the Reclassification, each share of common stock outstanding immediately prior to the Reclassification was automatically reclassified into a fraction of a share of common stock, $0.01 par value per share (the “Post-Reclassification Common Stock”), and one share of redemption stock. The Post-Reclassification Common Stock has the same rights, preferences and privileges as the Registrant’s Common Stock, $0.01 par value per share, had before the Reclassification.

The purpose of this Form 8-A/A is to confirm, after the Reclassification, the continuation of the registration under the Securities Exchange Act of 1934 of the Registrant’s Common Stock, $0.01 par value per share (as Post-Reclassification Common Stock), with no changes in the previously disclosed rights, preferences and privileges thereof.

Item 1. Description of Registrant’s Securities to be Registered

For a description of the Common Stock, $0.01 par value per share, see above and see “Description of Capital Stock” in the Registrant’s Form S-1 registration statement filed December 13, 1995, which is incorporated herein by reference. As of May 20, 2005, the Registrant is authorized to issue 80,000,000 shares of Common Stock, $0.01 par value per share, to which this Registration Statement relates (i.e., Post-Reclassification Common Stock).

Item 2. Exhibits

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
1(A)	Form of Certificate of Amendment of Restated Articles of Incorporation (became effective, in this form, upon filing with the California Secretary of State on May 20, 2005).

2(B)	Restated Articles of Incorporation.

3(B)	Amended and Restated Bylaws.

(A)	Previously filed with the U.S. Securities and Exchange Commission on April 21, 2005, as Annex C to the Registrant’s Definitive Special Proxy Statement and hereby incorporated by reference into this Form 8-A/A.

(B)	Previously filed with the U.S. Securities and Exchange Commission on April 30, 2002, as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2002 and hereby incorporated by reference into this Form 8-A/A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 20, 2005	REMEC, INC.

	By:	/s/ Donald J. Wilkins
Donald J. Wilkins
Senior Vice President, General Counsel and Secretary